EXHIBIT 16-1


                   [Letterhead of DIXON, ODOM & CO., L.L.P.]
                          Certified Public Accountants





July 21, 1997


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We have read the first paragraph included under Item 4 of the Form 8-K of Market America, Inc. dated July 17, 1997 and agree with the statements contained therein.

Very truly yours,

/s/ Dixon, Odom & Co., L.L.P.
-----------------------------
Dixon, Odom & Co., L.L.P.